Exhibit 24
                                                                 ----------

                             PX Holding Corporation
                               35 East 62nd Street
                            New York, New York 10021


                                                              December 3, 2002

M & F Worldwide Corp.
35 East 62nd Street
New York, New York 10021

                           Re:  Termination of Registration Rights Agreement

Gentlemen:

          Reference is hereby made to the Registration Rights Agreement, dated as of April 19, 2001 (the "Registration Rights Agreement"), as amended on December 21, 2001, between PX Holding Corporation, a Delaware corporation ("PX Holding"), and M & F Worldwide Corp., a Delaware corporation ("M & F Worldwide").

          The undersigned hereby agree that the Registration Rights Agreement is hereby terminated, effective as of the date hereof, and as a result of such termination, neither PX Holding nor M & F Worldwide (nor any of their respective directors or officers) shall have any further obligations or liabilities to the other in connection with or arising out of the Registration Rights Agreement or its termination.

                                  Very truly yours,

                                  PX Holding Corporation


                                  By:  /s/ Todd J. Slotkin
                                       -----------------------------------------
                                        Name:   Todd J. Slotkin
                                        Title:     Executive Vice President and
                                                  Chief Financial Officer

ACCEPTED AND AGREED:

M & F WORLDWIDE CORP.


By: /s/ Howard Gittis
Name:  Howard Gittis
Title:    Chairman of the Board of
         Directors, President and Chief
         Executive Officer